Exhibit 10.1

FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Director’s Restricted Stock Unit Award Agreement

Name of Participant:

Date of Grant:   June 16, 2006

Number of Shares of common stock, $.01 par value: _______________ (the “Restricted Shares”)

Pursuant to the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above a Restricted Stock Unit Award (the “Restricted Stock Unit Award”), meaning the right to receive common stock of Foster Wheeler Ltd. (the “Company”), par value of $.01 per share, on the terms and conditions set forth herein. Capitalized terms used but not defined in this Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings ascribed to them in the Plan.

1  Acceptance of Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to you and you hereby accept the grant of ________________________________ (_________) Restricted Stock Units (the “Units”), each Unit representing the right to be issued one share of common stock of the Company on the terms and conditions outlined herein.

2  Shares. The “Shares” refer to the Shares of common stock of the Company referenced above to be issued upon settlement of the Units, and to all securities received in replacement of such Shares, including those received as stock dividends, bonus issues, splits, subdivisions or consolidations, all securities received in replacement of such Shares in a recapitalization, amalgamation, merger, reorganization, exchange or similar transaction, and all new, substituted or additional securities or other property to which the Recipient is entitled by reason of his or her ownership of such Shares.

3  Relation of Restricted Stock Unit Award to Prior Agreement(s). As an express condition to acceptance of this Restricted Stock Unit Award, you agree that the only vesting and lapse of forfeiture restriction provisions to govern the Restricted Stock Unit Award are as set forth in Section 4 of this Agreement. Subject to Section 4(e) immediately below (which governs a Change in Control situation), you agree that you will not be entitled to any additional vesting or lapse of forfeiture restrictions under any service, change of control or other agreement or arrangement, written or unwritten, to which you are a party with the Company.

4  Vesting; Termination of Restricted Stock Unit Award.

(a) General Vesting Rule. You will be issued the Shares subject to the Units only as you vest in the Units, meaning that the Units will be settled in Shares on the day on which you vest in any portion of the Units (hereinafter referred to as a “Vesting Date”). So long as you provide continuous service to the Company or any Affiliate through such Vesting Date(s), and subject to the other provisions of this Section 4, the Units will vest and your right to receive and retain the Shares will become nonforfeitable on September 30, 2006.

(b) Termination as a Result of Death or Disability. In the event of your termination of service as a result of your death or Disability (as defined in Section 2(q) of the Plan), any unvested Shares under the Unit shall immediately become fully vested (and any restriction will lapse in full) as of the date of such termination for death or Disability.

(c) Termination for Cause. In the event your service is terminated for Cause (as defined in Section 2(i) of the Plan), all unvested Shares under the Unit and all vested Shares under the Unit shall expire immediately, be forfeited and considered null and void, and the provisions of Section 5 shall control.

(d) Termination -- General. In the event of your termination of service other than as a result of your death, Disability (as defined in Section 2(q) of the Plan) or Cause (as defined in Section 2(i) of the Plan), the vesting of the Unit shall accelerate such that you shall be vested in the Unit as of the date of your termination of service as to that number of Shares subject to the Unit that equals the product of:

(i) the total number of Shares subject to the Unit, times

(ii) a ratio, the numerator of which is the total number of months of service from May 1, 2006 to the end of the month immediately preceding the month in which the date of your termination of service occurs, and the denominator of which is five (5).

(e) Change in Control Acceleration. In the event of a Change in Control (as defined in Section 2(j) of the Plan) which closes on a date prior to your termination of service, any unvested Shares under the Unit shall immediately become fully vested (and any restriction will lapse in full), effective as of immediately prior to consummation of the Change in Control. Notwithstanding the foregoing, to the extent that a service, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of greater value upon a Change in Control that those provided in this paragraph (e), the rights set forth in such other agreement shall supersede the provisions of this paragraph (e). Comparatively, to the extent that a service, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of lesser value upon a Change in Control that those provided in this paragraph (e), the rights set forth in this paragraph (e) shall supersede the provisions of such other agreement.

(f) Other Termination Events. Notwithstanding anything to the contrary contained in this Agreement, the Unit will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 5 shall control.

(g) Forfeiture Price. In the event that any Shares previously issued to you on settlement of the Units are required to be forfeited under Section 4(c), then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share. The Company will have ninety (90) days from the date of any event giving rise to forfeiture under Section 4(c) within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares under this paragraph (g) is assignable by the Company, in its sole discretion, to an Affiliate or other party to whom such rights can be assigned under the Applicable Laws (as defined in Section 2(c) of the Plan).

5  Forfeiture Events. In addition to the rights available to the Company under Section 4(g) immediately above, upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), you, without any further action by the Company or you, shall forfeit, as of the first day of any such Forfeiture Event:

(a)	all right, title and interest to this Unit;

(b)	any Shares subject to the Unit then owned by you; and

(c)	any net proceeds received by you pursuant to any sales or transfer of any Shares previously subject to the Unit within the six (6) month period prior to such date of such Forfeiture Event.

Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this Unit and the Shares, and the Company further shall be entitled to reimbursement from you of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 5. By accepting this Restricted Stock Unit Award, you hereby consent to a deduction from any amounts the Company owes to you from time to time (including amounts owed to you as compensation as well as any other amounts owed to you by the Company), to the extent of any amounts that you owe to the Company under this Section 5. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe to the Company, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.

6  Share Certificates. Share certificates (the “Certificate”) evidencing the conversion of Units into Shares will be issued only at your request and the Shares will be issued and registered in your name as of the Vesting Date (such date being the end of the “Restricted Period”) on the register of shareholders of the Company (through its transfer agent). If the Shares are to be issued in certificated form, then subject to Section 9 of this Agreement, Certificates representing the Shares will be delivered to you as soon as practicable after the end of the applicable Restricted Period.

7  Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee may:

(a) adjust proportionately the number of Shares covered by the Units for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding shares of common stock of the Company effected without the receipt of consideration by the Company; and

(b) if the Company is a participating corporation in any merger or consolidation and provided the Units are not terminated upon consummation of such merger or consolidation, modify such Units to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the Units would have been entitled upon such consummation.

Notwithstanding anything to the contrary, such adjustments by the Committee shall be final, binding and conclusive.

8  Dividends. While you hold Units, you will not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Shares.

9  Tax Withholding Obligations. As a condition to receipt of the Units and the Shares, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Units and/or receipt of the Shares. The Company or its representative will have the right to take such action as may be necessary, in the Committee’s discretion, to satisfy the obligations outlined in this Section 9. You further agree that the Company will have the right to deduct or cause to be deducted from your current remuneration any federal, state, local, foreign or other taxes, if any, required by law to be withheld or paid with respect to such event. If you fail to satisfy such obligations in this regard, the Company may require that the Shares otherwise scheduled to become vested on any given date be forfeited. In addition, you agree that the Company will have the right (but not the obligation) to require you to tender for cancellation that number of Shares subject to the Unit having a Fair Market Value equal to the aggregate amount of the withholding obligation and that such tendering for cancellation shall be effected by the Company’s repurchasing from you that number of Shares having such aggregate value, which amount will be applied against the withholding obligations. You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the Unit and the Shares, either through your tendering for cancellation or sale of the Shares themselves, or through other sources of funds that may be available to you, may require planning on your part, in advance of the expected Vesting Date(s) specified in Section 4 above. The Company may also, in lieu of or in addition to the foregoing, at its sole discretion, require you to deposit with the Company an amount of cash sufficient to meet the withholding requirements. The Company will not deliver any of the Shares until and unless you have made the deposit required herein or otherwise made proper provision for all applicable tax and similar withholding obligations.

10  Tax Consequences. Below is a brief summary as of the date of this Unit of certain United States federal tax consequences of the award of the Restricted Stock Unit Award and disposition of the Shares under the laws in effect as of the date of grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS RESTRICTED STOCK UNIT AWARD OR DISPOSING OF THE SHARES. There may be a regular federal (and state) income tax liability when the Units vest on the Vesting Date(s). You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the current Fair Market Value of the Shares on the date of vesting (i.e., when the forfeiture provisions lapse). If Shares issued upon vesting of this Restricted Stock Unit Award are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes. You are obligated as a condition of receiving this Restricted Stock Unit Award to satisfy any applicable withholding obligations that apply thereto.

11  Effect of Agreement. You acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Unit terms), and hereby accept this Restricted Stock Unit Award and agree to be bound by its contractual terms as set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Units. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail. Subject to Section 4(e) of this Agreement, this Agreement and the Plan constitute the entire agreement between you and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

12  Restriction on Transferability. Until settlement of the Units upon issuance to you of the Shares subject thereto, the Units may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above and subject to Section 14 below, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

13  Rights as Shareholder. You will have no voting or any other rights as a shareholder of the Company with respect to the Units prior to the date on which you are issued the Shares subject thereto. Upon settlement of the Units into Shares, you will obtain full voting and other rights as a shareholder of the Company.

14  Designation of Beneficiaries. You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of any Shares to be distributed to you hereunder on settlement of Units in the case of your death, and you may change or revoke such designation at any time. In the event of your death, any Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under the Applicable Laws (as defined in Section 2(c) of the Plan)) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Shares distributable will be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

15  Amendment of Restricted Stock Unit Award. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect your rights under this Agreement without your consent.

16  Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, this Restricted Stock Unit Award and this Agreement. The Company agrees, and you agree as a condition to acceptance of the Restricted Stock Unit Award, to submit to the jurisdiction of the courts located in the jurisdiction in which you provide, or most recently provided, your primary services to the Company.

17  Provisions Applicable to Non-US Persons. This Section 17 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of the Restricted Stock Unit Award and during the period in which you hold this Restricted Stock Unit Award or the Shares issued upon settlement thereof:

(a) Data Protection. You acknowledge and agree (by executing this Agreement) to the collection, use, processing and transfer of certain personal data as described in this paragraph (a). You understand that you are not obliged to consent to such collection, use, processing and transfer of personal data. However, you understand your failure to provide such consent may affect your ability to participate in the Plan. You understand that the Company may hold certain personal information about you, including your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of it Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. You authorize these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Unit on your behalf by a broker or other third party with whom you may elect to deposit any Shares subject to the Unit acquired pursuant to the Plan. You understand that you may, at any time, review Data with respect to you and require any necessary amendments to such Data. You also understand that you may withdraw the consents to use Data herein by notifying the Company in writing; however, you understand that by withdrawing your consent to use Data, that you may affect your ability to participate in the Plan.

(b) Service Matters. This Restricted Stock Unit Award does not form part of your entitlement to remuneration or benefits in terms of your services to the Company. Your terms and conditions of service are not affected or changed in any way by this Restricted Stock Unit Award or by the terms of the Plan or this Agreement. No provision of this Agreement or of the Restricted Stock Unit Award granted hereunder shall give you any right to continue in the service of the Company or any Affiliate, create any inference as to the length of your service, affect the right of the Company or any Affiliate to terminate your service, with or without Cause (as defined in Section 2(i) of the Plan), or give you any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. You acknowledge and agree (by executing this Agreement) that the granting of the Restricted Stock Unit Award under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards in the future. Further, the Restricted Stock Unit Award set forth in this Agreement constitutes a non-recurrent benefit and the terms of this Agreement are only applicable to the Units awarded pursuant to this Agreement.

(c) Tax Matters.

(i) Applicable if you are not a US person (including as to UK persons): You hereby agree to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and employer’s and/or employee’s national insurance or social security contributions arising on the grant of the Restricted Stock Unit Award, vesting of the Restricted Stock Unit Award or the issuance of the Shares upon settlement.

(ii) Applicable if you are a UK person: Where any obligation to pay, income tax or employee’s national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from you an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(A)	deduction from salary or other payments due to you; or

(B)
withholding from the issuance to you of that number of Shares (otherwise to be acquired by you on exercise of the Units) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

If the Participant is unable to satisfy his or her Tax Liability pursuant to either clause (A) or clause (B) above, the Company may additionally cause the forfeiture of any Shares otherwise scheduled to become vested under the Restricted Stock Unit Award on a given date to avoid imposition of any Tax Liability to the Participant.

18  Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

19  Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

20  Representations. As a condition to your receipt of this Restricted Stock Unit Award and the Shares to be issued on settlement thereof, you represent and warrant the following:

(a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Restricted Stock Unit Award;

(b) You are acquiring the Restricted Stock Unit Award and the Shares subject thereto for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law (as defined in Section 2(c) of the Plan);

(c) You understand that neither Restricted Stock Unit Awards nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;

(d) You further understand that prior to any resale by you of the Shares acquired upon exercise of this Unit without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e) You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f) You further agree that as a condition to settlement of this Unit, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 20.

21  Compliance with Code §409A. For avoidance of doubt, and anything else contained herein to the contrary notwithstanding, if the Company determines in good faith that the settlement of Units pursuant to this Agreement constitutes deferred compensation subject to §409A of the Internal Revenue Code and the regulations and other guidance issued pursuant thereto (“§409A”) then the following shall apply:

(a) Settlement of Units shall in no event occur later than two and one-half months following the end of the year in which the Vesting Date occurs;

(b) Settlement of Units shall not be accelerated to a time earlier than the time at which the Units would otherwise have been settled pursuant to this Agreement, whether by amendment of this Agreement or otherwise, unless such acceleration is permitted by §409A; and

(c) If any other provision of this Agreement or the Plan relating to the time or manner of settlement of Units would otherwise cause any amount to be subject to tax under §409A, the Company shall have the authority to revise the Agreement to the minimum extent, as determined by the Company in good faith, necessary to satisfy the requirements of §409A; provided, however, that nothing contained herein shall be construed to impose on the Company any liability for any tax imposed on you by §409A.

By your signature below, you indicate your acceptance of the terms of this Restricted Stock Unit Award, and acknowledge that you have received copies of the Plan and the Prospectus, in each case as currently in effect. By signing this Agreement, you acknowledge that your personal information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, you consent to such transmission of personal data as the Company believes is appropriate to administer the Plan.

Accepted and Agreed to by Participant:
Participant

Acknowledged and Agreed to by Company:
Raymond J. Milchovich Chairman, President & CEO